FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated May 11, 2011	Registration No. 333-167044
Registration No. 333-167044-01

tttNew Issue ABSttt$750mm Ally Floorplan(AM0T) 2011-3

JT-BOOKS: Deutsche Bank(Str), Barclays and BNP Paribas

CO-MGRS: Bank of Nova Scotia, BMO, CIBC, CS, Unicredit

CLS	QTY/MMs	WAL	MDY/FIT/DBRS[1]	B-MARK	PxSprd	YIELD	COUPON	$Px
A1	$300.000	2.99	Aaa/AAA/AAA	1-ML	+ 63	—	1-ML+63	100.00000
A2	$450.000	2.99	Aaa/AAA/AAA	i-SWAP	+ 62	1.825%	1.81%	99.97644
B	$68.934	2.99	Aa2/AA /AA	* * * NOT OFFERED * * *
C	$52.390	2.99	A1 /A /A	* * * NOT OFFERED * * *
D	$55.147	2.99	Baa2/BBB/BBB	* * * NOT OFFERED * * *

[1]	Expected (sf) RATINGS

•	Ticker:	AMOT 2011-3	•	Registration:	Public, SEC-Registered
•	Exp Settle:	5/18/2011	•	First Coupon:	06/15/2011
•	ERISA:	Yes	•	Denomination:	100k x 1k

    >>> Deutsche Bank will BILL & DELIVER <<<

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.